Granite Point Mortgage Trust Inc. Announces General Counsel Transition NEW YORK, September 26, 2019 – Granite Point Mortgage Trust Inc. (NYSE: GPMT) announced today the appointment of Michael J. Karber as General Counsel, effective January 1, 2020. Rebecca B. Sandberg, who has served as General Counsel of Granite Point since its inception, will remain in her role as Secretary of Granite Point. Jack Taylor, Granite Point’s President and Chief Executive Officer, commented, “We are pleased to announce the appointment of Michael Karber as General Counsel. He has done an exceptional job as Deputy General Counsel and Assistant Secretary. His experience, judgment and leadership will ensure a smooth transition into his new role as General Counsel. I also want to thank Rebecca for her important contributions to Granite Point since inception and for continuing to serve in the Secretary role going forward.” Mr. Karber has been with Granite Point since its inception and has served as Deputy General Counsel and Assistant Secretary of the Company since 2018. Prior to joining Granite Point, he was Lead Counsel – Business Operations at Two Harbors Investment Corp. beginning in 2014, where he supported Two Harbors’ commercial real estate business before it was contributed to Granite Point in connection with Granite Point’s initial public offering. Before joining Two Harbors, he was a Portfolio Manager at Presidium Asset Solutions from 2010 to 2014 and from 2007 to 2009 he was an Associate at Pircher, Nichols & Meeks LLP. Prior to that, Mr. Karber was an Associate at Dykema Gossett PLLC. Mr. Karber received a B.A. in Political Science and Psychology from the University of Michigan in 2002 and a J.D. from Northwestern University, Pritzker School of Law in 2005. About Granite Point Mortgage Trust Inc. Granite Point Mortgage Trust Inc. is a Maryland corporation focused on directly originating, investing in and managing senior floating rate commercial mortgage loans and other debt and debt-like commercial real estate investments. Granite Point is headquartered in New York, NY, and is externally managed by Pine River Capital Management L.P. Additional information is available at www.gpmortgagetrust.com. Additional Information Stockholders of Granite Point and other interested persons may find additional information regarding the company at the Securities and Exchange Commission’s Internet site at www.sec.gov or by directing requests to: Granite Point Mortgage Trust Inc., 3 Bryant Park, 24th floor, New York, NY 10036, telephone (212) 364-3200 Contact Investors: Marcin Urbaszek, Chief Financial Officer, Granite Point Mortgage Trust Inc., (212) 364-3200, investors@gpmortgagetrust.com.